McClatchy Reports First Quarter 2013 Earnings

- Digital subscription packages, or Plus Program, exceeding expectations

- Total revenue trends improve from 2012

- Digital-only advertising revenues up 8.9% from Q1 2012

- Advertising revenues from nontraditional sources now at 38.5% of total advertising revenues

- Expenses excluding severance and other charges decline 1.8% from Q1 2012

SACRAMENTO, Calif., April 25, 2013 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported a net loss in the first quarter of 2013 of $12.7 million or 15 cents per share, including an $8.1 million after-tax loss related to debt refinancing and open-market debt repurchases. In the first quarter of 2012 the company reported a net loss of $2.1 million or 2 cents per share.

Total revenues in the first quarter of 2013 were $276.7 million, down 4.0% from the first quarter of 2012. Advertising revenues were $197.1 million, down 6.0% from 2012, and circulation revenues were $67.5 million, up 1.6%. Total digital advertising revenues grew 1.5% in the first quarter of 2013, with digital-only advertising revenues up 8.9% from the 2012 quarter. Total digital advertising represented 24.0% of total advertising revenues in the first quarter of 2013 compared to 22.2% of total advertising revenues in the first quarter of 2012.

Results in the first quarter of 2013 included the following items:

  A loss from the extinguishment of debt totaling $12.8 million ($8.1 million after-tax) related to the completion in early 2013 of the refinancing of the company's 11.5% secured bonds due in 2017 and open-market repurchases;
  accelerated depreciation totaling $2.1 million ($1.3 million after-tax) related to relocating Miami newspaper operations;
  severance and other restructuring-related charges totaling $2.3 million ($1.4 million after-tax);
  the reversal of non-cash interest expense totaling $0.1 million ($.08 million after-tax) related to the release of tax reserves; and
  additional tax expense totaling $1.1 million for an increase to liabilities related to tax positions taken in prior years.

The net loss in the first quarter of 2013, excluding the net impact of these items, was $0.7 million compared to a net loss in the first quarter of 2012 adjusted for similar items of $2.5 million. (Non-GAAP measurements are discussed below.)

Operating cash expenses, excluding severance and other restructuring-related charges, declined approximately $4.1 million, or 1.8%, from the 2012 quarter. Operating cash flow was $53.4 million in the first quarter of 2013, down 12.2%.

Management's Comments:

Commenting on McClatchy's first quarter results, Pat Talamantes, McClatchy's president and CEO, said, "We were pleased to see growth in circulation revenues in the first quarter and sequential improvement in total revenues compared to the last quarter of 2012. Total company revenues were down 4.0% this quarter compared to down 5.3% in the fourth quarter of 2012 on a comparable 13-week basis and down 5.1% in the first quarter of 2012.

"For the quarter, total advertising revenues were down 6.0% compared to the first quarter of 2012. Total digital advertising revenues grew again, up 1.5%, compared to the same quarter last year while digital-only revenues were up 8.9%. Digital advertising represented 24.0% of McClatchy's total advertising revenues in the first quarter compared to 22.2% in the first quarter of 2012.

"Direct marketing advertising revenues were up 2.6% in the first quarter. This category continues its growth with its 11th quarter of revenue growth out of the past 12 quarters. Direct marketing accounted for 14.5% of total advertising revenues in the quarter. Diversifying and growing our revenue sources is one of the keys to our success. In the quarter, advertising revenues from digital and direct marketing together contributed more than 38.5% of our advertising revenues.

"The company-wide rollout of our new digital subscription packages, known as our Plus Program, continues to exceed our expectations. We finished the quarter with over 22,000 digital-only subscribers. In total, the Plus Program provided $5.8 million in incremental revenues contributing to the 1.6% growth in total circulation revenues for the quarter compared to the same quarter last year. We now expect the Plus Program to generate approximately $25 million in new revenues in 2013.

"Cash expenses, excluding severance and other restructuring-related charges, were down 1.8% in the quarter compared to the first quarter of 2012. We were able to reduce cash expenses even though we invested approximately $1.9 million in new revenue initiatives and enterprise-wide operating systems and despite an increase in pension expense of $2.8 million.

"Our equity investments started off the year impressively as our equity income was up 52.2% to $9.2 million in the first quarter of 2013 compared to the same quarter last year. Importantly, Classified Ventures and CareerBuilder continue to provide our customers with valued products while at the same time providing us with strong financial results.

"As we look to the second quarter, we expect that the trend in total company revenues, aided by results from the Plus Program, will improve compared to the same quarter last year. We will remain vigilant in controlling costs and we expect cash expenses (excluding restructuring-related charges) to be down in the low-single digits in the second quarter versus the same quarter in 2012."

Elaine Lintecum, McClatchy's CFO said, "Total debt at the end of the first quarter was $1.566 billion, a $145.9 million decrease compared to the balance at the end of 2012. We completed the last stage of our refinancing in the first quarter by retiring the remaining $83.6 million of 11.50% Senior Secured Notes due 2017. The additional $62.3 million reduction was accomplished through open market repurchases during the quarter. The refinancing transaction, along with our continued focus on debt reduction, has given us immediate benefits — we have extended our debt maturities significantly and lowers our cash interest expense by about $15 million in the first year. For the quarter, cash interest expense related to bonds was down approximately $4.4 million compared to the same quarter last year.

"We contributed $7.5 million to our pension plan during the quarter and expect that there will be no substantial additional cash contributions made for the remainder of the year. Our leverage ratio at the end of the first quarter as defined in our credit agreement was 4.41 times cash flow and our interest coverage was 2.48 times.

"The relocation of The Miami Herald headquarters from downtown Miami to Doral, Fla., is going well. We will begin moving office operations to the new leased building in Doral at the end of the month. Construction of the adjacent printing facility is complete and we expect to complete the relocation by the end of May."

Management also noted that given the changes in its circulation delivery contracts resulting from the rollout of the company's digital subscription model and efforts to improve strategies and reduce costs associated with delivery of its print newspapers, it has begun a review of its delivery contracts to determine whether circulation revenues should continue to be reported net of delivery costs or reported at gross with delivery costs recorded as expenses. Neither method of accounting has an impact on the company's operating income, operating cash flows or earnings. The company expects to complete this review before it files its Form 10-Q with the Securities and Exchange Commission (SEC) on or before May 10, 2013.

The company's statistical report, which summarizes revenue performance for the first fiscal quarter of 2013, follows.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income, operating cash flows and operating cash flow margins. Adjusted net income is defined as net income excluding amounts (net of tax) for loss (gain) on extinguishment of debt, restructuring-related compensation charges, accelerated depreciation on equipment, other restructuring charges, reversal of interest on tax items and certain other discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, restructuring-related charges and other non-cash impairments. Operating cash flow margin is defined as operating cash flow divided by net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  The ability to make more meaningful period-to-period comparisons of the company's ongoing operating results.
  The ability to better identify trends in the company's underlying business.
  A better understanding of how management plans and measures the company's underlying business.
  An easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 33652675) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include the Fort Worth Star-Telegram, The Sacramento Bee, The Kansas City Star, The Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue, including the Plus Program, and may experience decreased circulation volumes or subscriptions through the Plus Program; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 30, 2012, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 30,	March 25,
	2013	2012
REVENUES - NET:
Advertising	$ 197,122	$ 209,764
Circulation	67,455	66,403
Other	12,159	12,134
	276,736	288,301
OPERATING EXPENSES:
Compensation	112,576	112,649
Newsprint, supplements and printing expense	30,715	34,339
Depreciation and amortization	30,446	30,741
Other operating expenses	82,401	82,597

	256,138	260,326

OPERATING INCOME	20,598	27,975

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(35,516)	(42,477)
Interest income	9	14
Equity gain in unconsolidated companies, net	9,161	6,018
Gain (loss) on extinguishment of debt	(12,770)	4,433
Other - net	52	38
	(39,064)	(31,974)

LOSS BEFORE INCOME TAX BENEFIT	(18,466)	(3,999)

INCOME TAX BENEFIT	(5,725)	(1,912)

NET LOSS	$ (12,741)	$ (2,087)

NET LOSS PER COMMON SHARE:
Basic	$ (0.15)	$ (0.02)

Diluted	$ (0.15)	$ (0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	86,022	85,494
Diluted	86,022	85,494

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	March Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Advertising
Retail	$97,859	$107,129	-8.7%	$79,569	$88,324	-9.9%	$18,290	$18,805	-2.7%
National	14,999	15,130	-0.9%	10,678	11,322	-5.7%	4,321	3,808	13.5%
Classified Total	55,464	59,438	-6.7%	30,809	35,490	-13.2%	24,655	23,948	3.0%
Automotive	19,326	20,498	-5.7%	7,860	10,159	-22.6%	11,466	10,339	10.9%
Real Estate	8,483	9,413	-9.9%	5,266	6,150	-14.4%	3,217	3,263	-1.4%
Employment	10,854	12,344	-12.1%	4,838	5,764	-16.1%	6,016	6,580	-8.6%
Other	16,801	17,183	-2.2%	12,845	13,417	-4.3%	3,956	3,766	5.0%
Direct Marketing	28,649	27,916	2.6%	28,649	27,916	2.6%
Other Advertising	151	151	0.0%	151	151	0.0%
Total Advertising	$197,122	$209,764	-6.0%	$149,856	$163,203	-8.2%	$47,266	$46,561	1.5%

Circulation	67,455	66,403	1.6%
Other	12,159	12,134	0.2%
Total Revenues	$276,736	$288,301	-4.0%

Advertising Revenues by Market:
California	$33,262	$36,026	-7.7%	$25,863	$28,666	-9.8%	$7,399	$7,360	0.5%
Florida	30,111	31,509	-4.4%	23,743	25,533	-7.0%	6,368	5,976	6.6%
Texas	20,871	22,900	-8.9%	15,782	17,711	-10.9%	5,089	5,189	-1.9%
Southeast	57,790	61,128	-5.5%	42,982	46,741	-8.0%	14,808	14,387	2.9%
Midwest	33,548	35,602	-5.8%	25,453	27,312	-6.8%	8,095	8,290	-2.4%
Northwest	21,444	22,471	-4.6%	16,033	17,240	-7.0%	5,411	5,231	3.4%
Other	96	128	-25.0%	0	0	0.0%	96	128	-25.0%
Total Advertising	$197,122	$209,764	-6.0%	$149,856	$163,203	-8.2%	$47,266	$46,561	1.5%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,842.1	4,238.5	-9.4%

Millions of Preprints Distributed				1,014.4	1,047.7	-3.2%

Average Paid Circulation*:
Daily				1,970.0	2,085.1	-5.5%
Sunday				2,785.6	2,810.0	-0.9%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income (Loss) to Operating Cash Flows

	Three Months Ended
	March 30,	March 25,
	2013	2012
REVENUES - NET:
Advertising	$ 197,122	$ 209,764
Circulation	67,455	66,403
Other	12,159	12,134
	276,736	288,301
OPERATING EXPENSES:
Compensation excluding restructuring charges	112,195	111,478
Newsprint, supplements and printing expense	30,715	34,339
Other cash operating expenses	80,475	81,709
Cash operating expenses excluding
restructuring charges	223,385	227,526
Restructuring related compensation charges	381	1,171
Other restructuring charges	1,926	888
Depreciation and amortization	30,446	30,741
Total operating expenses	256,138	260,326

OPERATING INCOME	20,598	27,975
Add back:
Depreciation and amortization	30,446	30,741
Restructuring related compensation charges	381	1,171
Other restructuring charges	1,926	888
OPERATING CASH FLOW	$ 53,351	$ 60,775

OPERATING CASH FLOW MARGIN	19.3%	21.1%

Reconciliation of Net Income to Adjusted Net Income

Net Income (Loss):	$ (12,741)	$ (2,087)

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	8,102	(2,801)
Restructuring related compensation charges	224	674
Accelerated depreciation on equipment	1,294	1,201
Other restructuring charges	1,223	561
Reversal of interest on tax items	75
Certain discrete tax items	1,160	(65)
Adjusted net income (loss)	$ (663)	$ (2,517)

CONTACT: Ryan Kimball, Assistant Treasurer, 916-321-1849, rkimball@mcclatchy.com